Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

July 20, 2017

Board of Directors

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Ladies and Gentlemen:

We are acting as counsel to Lockheed Martin Corporation, a Maryland corporation (the “Corporation”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of one or more series of debt securities of the Corporation (the “Debt Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Debt Securities of the Corporation to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Corporation or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Corporation’s charter and

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

Lockheed Martin Corporation	July 20, 2017

bylaws and applicable Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Corporation or otherwise impair the legal or binding nature of the obligations represented by the applicable Debt Securities; (ii) at the time of offer, issuance and sale of any Debt Securities, the Registration Statement will have become effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to the indenture for Debt Securities dated as of September 6, 2011, between the Corporation and U.S. Bank National Association, as trustee, as amended or supplemented from time to time, filed as Exhibit 4.1 to the Registration Statement (the “Indenture”); (iv) the Indenture will be qualified under the Trust Indenture Act of 1939, as amended; (v) the Debt Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (vi) the Corporation will remain a Maryland corporation.

To the extent that the obligations of the Corporation with respect to the Debt Securities may be dependent upon such matters, we assume for purposes of this opinion that the trustee under the Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by such trustee and constitutes the legal, valid and binding obligation of such trustee enforceable against such trustee in accordance with its terms; that such trustee is in compliance, with respect to performance of its obligations under the Indenture, with all applicable laws and regulations; and that such trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on the laws of the State of Maryland as currently in effect (but not including any laws, statutes, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Debt Securities, upon authentication by the Indenture trustee and due execution and delivery on behalf of the Corporation in accordance with the Indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Corporation.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Debt Securities are considered in a proceeding in equity or at law).

Lockheed Martin Corporation	July 20, 2017

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

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